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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
Amendment No. 4  *

Name of Issuer:  The Sherwood Group, Inc.
Title of Class of Securities:  Common Stock, Par Value $.01 Per
Share

CUSIP Number:  824380109

Check the following box if a fee is
being paid with the statement [  ].  (A
fee is not required only if the
reporting person: (1) has a previous
statement on file reporting beneficial
ownership of more than five percent of
the class of securities described in
Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial
ownership of five percent or less of
such class.)  (See Rule 13d-7.)

*The remainder of this cover page shall
be filled out for a reporting person's
initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the
remainder of this cover page shall not
be deemed to be "filed" for the purpose
of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 824380109

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No.
of Above Person

          Richard J. Marino (SS # 096-34-
8286)


2.   Check the Appropriate Box if a
Member of a Group*
                         (a) [ ]
                         (b) [ ]
          Not applicable

3.   SEC Use Only

4.   Citizenship or Place of
Organization

          United States

Number of Shares Beneficially Owned by
Each Reporting Person with:

5.   Sole Voting Power:

          637,635 Shares **

6.   Shared Voting Power:

          0 Shares

7.   Sole Dispositive Power:

          637,635 Shares **

8.   Shared Dispositive Power:

          0 Shares

9.   Aggregate Amount Beneficially Owned
by Each Reporting
     Person

          637,635 Shares **

10.  Check Box if the Aggregate Amount
in Row (9) excludes
     Certain Shares *  [ ]

11.  Percent of Class Represented by
Amount in Row (9)

          5.03%

14.  Type of Reporting Person *

          IN

     **  Includes 25,000 shares of
common stock underlying Mr. Marino's
currently exercisable stock options.

          *  SEE INSTRUCTIONS BEFORE
FILLING OUT!





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Item 1.
     (a)  Name of Issuer:
                    The Sherwood Group,
Inc.

     (b)  Address of Issuer's Principal
Executive Offices:
                    10 Exchange Place
Centre
                    Jersey City, New
Jersey 07302


Item 2.
     (a)  Name of Person Filing:
                    Richard J. Marino

     (b)  Address of Principal Business
Office or, if none,
          Residence:
                    10 Exchange Place
Centre
                    Jersey City, New
Jersey 07302

     (c)  Citizenship:
                    United States

     (d)  Title of Class of Securities:
                    Common Stock, Par
Value $.01 Per
                    Share

     (e)  CUSIP Number:
                    824380109

Item 3.  If this statement is filed
pursuant to Rule 13d-1(b), or 13d-2(b),
check whether the person filing is a:

                    Not Applicable

            (a)  [ ]  Broker or Dealer
            registered under Section 15
            of the Act
            (b)  [ ]  Bank as defined
            in section 3(a)(6) of the
            Act
            (c)  [ ]  Insurance Company
            as defined in section
            3(a)(19) of the Act
            (d)  [ ]  Investment
            Company registered under
            section 8 of the Investment
            Company Act
            (e)  [ ]  Investment
            Adviser registered under
            section 203 of the
            Investment Advisers Act of
            1940
            (f)  [ ]  Employee Benefit
            Plan, Pension Fund which is
            subject to the provisions
            of the Employee Retirement
            Income Security Act of 1974
            or Endowment Fund; see
            Sect. 240.13d-1(b)(1)(ii)(F)

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            (g)  [ ]  Parent Holding
            Company, in accordance with
            Sect. 240.13d-1(b)(ii)(G) (Note:
            See Item 7)
            (h)  [ ]  Group, in
            accordance with Sect. 240.13d-
            1(b)(1)(ii)(H)


Item 4.  Ownership

     (a)  Amount Beneficially Owned:
                    637,635 Shares

     (b)  Percent of Class:
                    5.03%

     (c)  Number of shares as to which
such person has:
          (i)  sole power to vote or to
direct the vote:
                    637,635 Shares
          (ii)  shared power to vote or
to direct the vote:
                    0 Shares
          (iii)  sole power to dispose
          or to direct the disposition
                  of:
                    637,635 Shares
          (iv)  shared power to dispose
          or to direct the
                  disposition of:
                    0 Shares


Item 5.   Ownership of Five Percent or
Less of a Class

               Not Applicable


Item 6.   Ownership of More than Five
     Percent on Behalf of Another Person

               Not Applicable


Item 7.   Identification and
     Classification of the Subsidiary
     Which Acquired the Security Being
     Reported on By the Parent Holding
     Company

               Not Applicable


Item 8.   Identification and
Classification of Members of the Group

               Not Applicable


Item 9.   Notice of Dissolution of Group

               Not Applicable



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Item 10.   Certification

               Not Applicable


     Signature

     After reasonable inquiry and to the
best of my knowledge and belief, I
certify that the information set forth
in this statement is true, complete and
correct.


Date


/s/ Richard J. Marino
Signature

Richard J. Marino
Name/Title